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CALIFORNIA INDEPENDENT SYSTEM OPERATOR


                                             October 22, 1997


Mr. H. Ronald Nash
Vice President
Perot Systems Corporation
Suite 1100
12377 Merit Drive
Dallas, Texas 75251


      Re: ISO Alliance and Perot Systems Corporation Conflicts of Interest


Dear Mr. Nash:

     This is to follow up on our telephone conversation of October 21, 1997 regarding reported solicitations by Perot Systems Corporation ("Perot Systems") of parties expected to market energy in California.

     As we discussed, such solicitations are inconsistent with the ISO's Alliance's and Perot Systems' conflict of interest obligations under the Scheduling Applications, Scheduling Infrastructure and Business Systems Contract between the ISO Alliance and the ISO Restructuring Trust dated as of March 14, 1997 (the "Contract") which you executed on behalf of the ISO Alliance and Perot Systems.

     Specifically, it was reported to me that representatives of Perot Systems contacted Gary Cotton of San Diego Gas & Electric (SDG&E), and perhaps other potential market participants, and offered the services of Perot Systems in helping SDG&E to exploit the new California energy market by exploiting potential weaknesses and shortcomings in the ISO's system to their commercial advantage.

     It was further reported that Perot Systems' representatives at these solicitations included Ed Smith and Paul Gribik, both of whom have been significantly involved in ISO Alliance's and Perot Systems' activities in negotiating and performing the Contract, and that Perot Systems' involvement in developing the ISO's system was cited as evidence of Perot Systems' knowledge of the potential weaknesses and shortcomings in that system.

     Perot Systems' marketing of its inside knowledge of the ISO's system to third parties so that they may economically exploit the new California energy market, in addition to being a flagrant violation of basic norms of business ethics and indicative of bad faith dealing, would seriously erode the integrity of the new California energy market and materially compromise the work being performed and the system being produced by the ISO Alliance and Perot Systems for the ISO. Article 31 of the Contract expressly prohibits the ISO Alliance, including Perot

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                                                                October 22, 1997

Systems, ABB and Ernst & Young, from performing services for others which may create a material conflict of interest with the ISO or in any way otherwise materially compromise the work being performed by the ISO Alliance and Perot Systems on behalf of the ISO.

     Perot Systems' behavior as described above is contrary to Perot Systems' contractual obligations and is expressly prohibited under the Contract. While reserving all rights and remedies available to the ISO, including but not limited to those concerning breach and termination, under the Contract and applicable law, the ISO will require that Perot Systems immediately:

     (i)   cease the solicitation and marketing as described above;

     (ii) contact those parties previously solicited in this regard in writing, retracting it's offer of such consulting services and stating that such consulting services will not be offered by Perot Systems or the ISO Alliance;

     (iii) provide the ISO with a list of names of the market participants actually contacted by Perot Systems;

     (iv) describe what specifically was being marketed by Perot Systems and the basis for such solicitations with such itemization to be renewed at the end of Stage I and Stage II of the Contract;

     (v) certify that neither Perot Systems nor the ISO Alliance has introduced any changes or modifications other than those specified by the ISO Contract, the Detailed Statement of Work (DSOW), or documented change orders, with such certificates to be renewed at the end of Stage I and Stage II of the contract; and

     (vi) pursuant to Article 31.7 of the Contract provide all accounts and records relating to any program of solicitation activity in this regard.

     Finally, as I emphasized in our telephone conversation, prompt cessation of the offending solicitation activities and prompt retraction of all express offers of such consulting services is essential to any ultimate resolution of this matter. I look forward to hearing your response and the status of any additional activities you may propose for Perot Systems and the ISO Alliance to remedy this situation.

                                          Sincerely,

                                          /s/
                                          Jeffrey D. Tranen
                                          President and Chief Executive Officer



cc:  Ake Almgren, President, ABB T&D Inc.
     William Hunter, Operations Partner, Ernst & Young